UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 8, 2019

Career Education Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-23245	36-3932190
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

231 North Martingale Road Schaumburg, IL		60173
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (847) 781-3600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On March 8, 2019, Career Education Corporation (the “Company”), through a new indirect wholly-owned subsidiary, entered into an agreement to acquire substantially all of the assets of Trident University International (“Trident”). Trident is a regionally accredited university offering online undergraduate, master’s and doctoral programs with a strong focus on graduate programs. Trident is owned by Trident University International, LLC (the “Seller”).

Upon the closing of the acquisition, we intend to combine Trident with American InterContinental University (“AIU”) to enable the combined institution to continue serving existing and future students with a broader range of program offerings and resources. To leverage Trident’s experiences and success, we would continue to offer distinct online programs and curriculum under the “Trident” name. Trident had approximately $46 million in revenue and approximately $9 million in EBITDA during its last fiscal year ended June 30, 2018. On average, Trident had approximately 4,000 students that were registered for courses during the fiscal year ended June 30, 2018. The transaction is expected to close by the end of 2019, subject to necessary regulatory approvals and customary representations, warranties, covenants and closing conditions.

Under the terms of the agreement, we have agreed to pay a cash purchase price in the range of $35 million to $44 million depending on Trident’s actual financial results measured in terms of its revenue and EBITDA during a 12-month period prior to closing. We will also reimburse the Seller for certain employee related expenses, the amount of which will be determined at closing but are currently estimated to be up to approximately $1.2 million. In addition, the parties have agreed to a working capital adjustment based on the final closing balance sheet and that $4 million of the purchase price will be set aside in an escrow account to secure indemnification obligations of the Seller after closing. The purchase price is expected to be funded fully using the Company’s available cash balances. The acquisition of Trident is expected to be immediately accretive to the Company’s earnings after closing.

A copy of the Asset Purchase Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Cautionary Statement Regarding Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements, including statements about the expected benefits of the acquisition. These forward-looking statements and the ultimate effect of the acquisition are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including the extent to which we receive all necessary regulatory approvals and are able to successfully transition and integrate Trident’s operations. Further information about these and other risks and uncertainties relating to the Company’s business may be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and its subsequent filings with the Securities and Exchange Commission. Except to the extent required by law, the Company disclaims any obligations to update any forward-looking statements.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The exhibits to this Current Report on Form 8-K are listed in the “Exhibit Index” which is contained herein and incorporated by reference herein.

Exhibit Index

Exhibit Number	Description of Exhibits

2.1	Asset Purchase Agreement dated as of March 8, 2019 by and among Trident University International, LLC, TUI Learning, LLC, Athena NewCo, LLC and Career Education Corporation*

*

Schedules and other attachments to the Asset Purchase Agreement, which are listed in the exhibit, are omitted. Career Education Corporation agrees to furnish supplementally a copy of any schedule or other attachment to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAREER EDUCATION CORPORATION

By:	/s/ Jeffrey D. Ayers
Jeffrey D. Ayers
Senior Vice President, General Counsel and Corporate Secretary

Dated: March 12, 2019